Exhibit 10.29

July 11, 2017

Marie Fogel

[Home Address]

Dear Marie,

Congratulations! The Vince leadership team has identified you as key talent that will help drive our company’s success. Therefore, I am pleased to confirm your promotion with Vince!

Following are the terms associated with your new position:

Effective Date:	June 25th, 2017

Title:	Senior Vice President, Merchandising and Product Development

Reports To:	Chief Executive Officer

Base Compensation:

Your annual base salary will be $400,000. You will be paid on a bi-weekly basis (26 pay periods per year). This position is classified as exempt. As such, you are/are not eligible for overtime pay for hours worked over 40 hours in one week.

We are confident that you will continue to make significant contributions at Vince and we look forward to your future success!

All other terms and conditions of your employment apply, as stated in your original offer letter. The employment relationship remains at-will, meaning both you and the Company have the right to terminate your employment at any time, for any reason, with or without cause, and without prior notice.

If you agree to the employment terms listed, please sign this letter and return it via email to HR at hr@vince.com.

Sincerely,

/s/ Melissa Walalce	July 11, 2017
Melissa Wallace	Date
SVP, Human Resources

Agreed & Acknowledged

/s/ Marie Fogel	July 11, 2017
Marie Fogel	Date